Exhibit 13

STOCKHOLDERS AGREEMENT

OF

PARAMOUNT GROUP, INC.

Dated as of November 6, 2014

STOCKHOLDERS AGREEMENT

OF

PARAMOUNT GROUP, INC.

This STOCKHOLDERS AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of November 6, 2014, concerning Paramount Group, Inc., a Maryland corporation (the “Company”), is entered into by and between the Company and Maren Otto, Alexander Otto and Katharina Otto-Bernstein (collectively, together with any permitted assignees pursuant to Section 3.4, the “Initial Otto Stockholders”).

WHEREAS, the Company has entered into an Underwriting Agreement to sell shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) to the underwriters named therein in connection with the Company’s initial public offering (the “IPO”);

WHEREAS, prior to or concurrently with the IPO, the Initial Otto Stockholders will cause certain entities owned directly or indirectly by the Initial Otto Stockholders to merge with and into the Company in exchange for shares of Common Stock; and

WHEREAS, on and following the date of completion of the IPO (the “Closing Date”), the Initial Otto Stockholders and the Company wish to provide for certain director nomination rights.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I – DEFINED TERMS

Section 1.1           Defined Terms.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Board” shall mean the board of directors of the Company.

“Cause” shall have the meaning ascribed to such term in the Articles of Amendment and Restatement of the Company as approved by the Company and intended to be filed promptly after the Company enters into this Agreement, as they may be amended, restated or supplemented from time to time.

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Designation Notice” shall have the meaning set forth in Section 2.1(b).

“Director” shall mean each member of the Board.

“Initial Otto Family Ownership Percentage” shall mean the aggregate number of shares of Common Stock owned by the Otto Stockholders on the Closing Date (other than shares of Common Stock purchased by the Otto Stockholders for cash in the IPO or a concurrent private placement), divided by (i) the total number of shares of Common Stock outstanding on the Closing Date plus (ii) the number of shares of Common Stock, if any, issued upon exercise of the underwriters’ over-allotment option granted in connection with the IPO.

“Initial Otto Stockholders” shall have the meaning set forth in the Preamble.

“IPO” shall have the meaning set forth in the Recitals.

“Majority-in-Interest” shall have the meaning set forth in the definition of “Otto Stockholder Representative.”

“Otto Designee” shall mean: (i) initially, the following individuals who are Directors upon the completion of the IPO: Albert Behler, Thomas Armbrust and Katharina Otto-Bernstein, and (ii) thereafter, at any time, each individual designated by the Otto Stockholder Representative pursuant to this Agreement for nomination or appointment to the Board at or after the then most recent annual meeting of the stockholders of the Company (or special meeting in lieu of an annual meeting at which Directors are to be elected) who is either serving as a Director or whose nomination or appointment to the Board is pending. Albert Behler shall be an Otto Designee for so long as he continues to serve as the Chief Executive Officer of the Company.

“Otto Stockholder Representative” shall mean (i) initially, Dr. Thomas Finne and (ii) thereafter, at any time, an individual designated pursuant to Section 3.13(c) by the Initial Otto Stockholders holding a majority of the shares of Common Stock held by all Initial Otto Stockholders at such time (the “Majority-in-Interest”).

“Otto Stockholders” shall mean (i) the Initial Otto Stockholders, (ii) the lineal descendants of the Initial Otto Stockholders, (iii) any trust or any family foundation which has exclusively been established in favor of one or several of the individuals named under (i) and (ii) above and (iv) any partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity, in which the individuals or entities named under (i), (ii) or (iii) hold (either directly or indirectly) more than 50% of the voting rights or more than 50% of the equity capital of any such partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity.

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ARTICLE II– DIRECTOR NOMINATION RIGHTS

Section 2.1           Director Nomination Rights.

(a)          Except as reduced pursuant to this Section 2.1(a) or as otherwise provided in this Agreement, the Initial Otto Stockholders shall collectively have the right, but not the obligation, to designate up to three individuals for nomination to the Board at each annual meeting of the stockholders of the Company (or special meeting in lieu of an annual meeting at which all Directors are to be elected). Notwithstanding anything to the contrary in this Agreement and without any further action by the Company, the number of individuals the Initial Otto Stockholders shall have the right to designate for nomination to the Board shall be reduced as follows:

(i)          from and after the time that the aggregate number of shares of Common Stock owned by the Otto Stockholders has been 3.25% less of the Company’s total number of outstanding shares of Common Stock than the Initial Otto Family Ownership Percentage for a period of 12 consecutive months, the number of individuals that the Initial Otto Stockholders shall collectively have the right to designate for nomination to the Board shall be reduced to two;

(ii)         from and after the time that the aggregate number of shares of Common Stock owned by the Otto Stockholders has been 6.5% less of the Company’s total number of outstanding shares of Common Stock than the Initial Otto Family Ownership Percentage for a period of 12 consecutive months, the number of individuals that the Initial Otto Stockholders shall collectively have the right to designate for nomination to the Board shall be reduced to one; and

(iii)        from and after the time that the aggregate number of shares of Common Stock owned by the Otto Stockholders has been 9.75% less of the Company’s total number of outstanding shares of Common Stock than the Initial Otto Family Ownership Percentage for a period of 12 consecutive months, the Initial Otto Stockholders’ right to designate individuals for nomination to the Board shall terminate and be of no further force and effect.

The Otto Stockholder Representative shall notify the Company as promptly as practicable after becoming aware of a reduction in the number of individuals that the Initial Otto Stockholders have the right to designate for nomination to the Board pursuant to this Section 2.1(a). The Otto Stockholder Representative shall provide such certifications regarding the ownership of shares of Common Stock by the Otto Stockholders as may reasonably be requested by the Company in order to confirm the parties’ rights pursuant to this Agreement.

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(b)          For each annual meeting of the stockholders of the Company, the Otto Stockholder Representative (on behalf of the Initial Otto Stockholders) shall submit in writing to the Company the names of the individuals the Initial Otto Stockholders are designating for nomination to the Board (the “Designation Notice”), if any, at least 120 days prior to the first anniversary of the date on which the proxy statement for the preceding year’s annual meeting was filed with the United States Securities and Exchange Commission; provided, however, that with respect to the 2015 annual meeting, a special meeting in lieu of an annual meeting at which all Directors are to be elected, or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, the Designation Notice to be timely must be so submitted not later than the later of the 120th day prior to the date of such meeting or the tenth day following the day on which public announcement or notice to the Initial Otto Stockholders of the date of such meeting is first made. In the event the Otto Stockholder Representative has not provided the Designation Notice within the time period set forth above for a meeting, the Initial Otto Stockholders will be deemed to have designated the Otto Designees currently serving on the Board for reelection at such meeting. In the event that the Initial Otto Stockholders have designated in the Designation Notice for a meeting less than the total number of individuals the Initial Otto Stockholders shall be entitled to designate pursuant to Section 2.1(a), the Board shall have the right to nominate or appoint a number of individuals of its choosing to the Board equal to the difference between the number of individuals the Initial Otto Stockholders shall be entitled to designate and the number actually designated in the Designation Notice.

(c)          At each annual meeting of the stockholders of the Company (or special meeting in lieu of an annual meeting at which Directors are to be elected), the Board shall nominate the Otto Designees for election at such meeting, solicit proxies (or cause the Company to solicit proxies) in favor of the election of the Otto Designees in a manner consistent with its solicitation of proxies for the election of all other Director candidates nominated by the Board and recommend that the stockholders of the Company elect to the Board each of the Otto Designees. Neither the Board nor the Company shall take any action to oppose the election of the Otto Designees, including, without limitation, nominating for election to the Board more individuals than the number of Director seats available or recommending that stockholders vote in favor of any nominee opposing an Otto Designee.

(d)          If the Board becomes classified, the Otto Designees serving as Directors at the time of such classification shall be placed among the classes in equal proportion as near as possible as determined by the Board in good faith. If there are fewer Otto Designees than classes, the Otto Designees shall be placed in classes with the earliest expiring terms. With respect to each annual meeting of the stockholders of the Company (or special meeting in lieu of an annual meeting at which Directors are to be elected) occurring at a time when the Board is classified, the Initial Otto Stockholders may designate a number of individuals for nomination to the Board equal to the number of Otto Designees (or replacements of Otto Designees previously nominated by the Board due to the Initial Otto Stockholders designating less than the total number of individuals the Initial Otto Stockholders were entitled to designate) that have terms expiring in such year; provided that the collective number of such designees together with the number of Otto Designees otherwise serving on the Board does not exceed the number of individuals that the Initial Otto Stockholders have the right to designate for nomination to the Board pursuant to Section 2.1(a).

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Section 2.2           Director Qualifications.

(a)          No individual may be designated by the Initial Otto Stockholders for nomination or appointment to the Board at any time: (i) if, within ten years of such time, any of the events described in Items 401(f)(2)-(8) of Regulation S-K under the Securities Act of 1933, as amended (or any successor regulation) occurred, unless the Company, in its sole discretion, concludes that disclosure of such event would not be required, (ii) if such individual would be prohibited by applicable law from serving as a Director or (iii) if a majority of the members of the Board, other than the Otto Designees, determine, in good faith, that such individual’s service as a Director would be materially detrimental to the Company (in which case the Initial Otto Stockholders will have 30 days to designate a replacement pursuant to a Designation Notice delivered in accordance with Section 2.1(b) without giving effect to the deadlines set forth therein). The Initial Otto Stockholders shall use reasonable efforts to ensure that any Otto Designee satisfies all stated criteria and guidelines for director nominees of the Company.

(b)          Each Otto Designee shall be required, as a condition to such individual’s nomination, appointment and service as a Director, to make such acknowledgements, enter into such agreements and provide such information as the Board requires of all Directors at such time, including without limitation, completing such questionnaires as the Company requires of all Directors or nominees and agreeing to be bound by the Company’s Code of Business Conduct and Ethics, Statement of Company Policy on Insider Trading and Disclosure, and Special Trading Procedures for Insiders. Each Otto Designee (other than the Company’s Chief Executive Officer) shall also be required, as a condition to such individual’s nomination, appointment and service as a Director, to submit an irrevocable conditional resignation to be effective upon the occurrence of a reduction in the Initial Otto Stockholder’s director nomination rights pursuant to Section 2.1(a) and the Board’s formal acceptance of such resignation following such reduction. The Company also agrees that it will provide indemnification, advancement of expenses, directors’ and officers’ liability insurance and compensation for service as a director to the Otto Designees who are Directors on the same basis, and in the same manner, as it does for all other non-employee Directors.

Section 2.3           Vacancies.

In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Otto Designee, the Initial Otto Stockholders shall collectively have the right, but not the obligation, to cause the vacancy created thereby to be filled by a new designee of the Initial Otto Stockholders, and, in such a case, the Company hereby agrees to take all reasonable actions necessary to accomplish the same.

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ARTICLE III- GENERAL PROVISIONS

Section 3.1           Termination.

This Agreement shall automatically terminate at such time as the Initial Otto Stockholders no longer have the right to nominate a Director to the Board pursuant to Section 2.1(a). Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 3.2           Notices.

(a)          Any notice, demand, request or report required or permitted to be given or made hereunder shall be in writing and shall be deemed given or made when delivered in person or when sent by nationally recognized overnight delivery service or facsimile transmission (with facsimile receipt confirmed), to the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i) if to the Initial Otto Stockholders:

c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG

Werner-Otto-Straße 1-7

D-22179 Hamburg, Germany

Attention: Thomas Armbrust

Fax: +49-40-6461-2960

(ii) if to the Company:

Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, New York 10019

Attention: Albert Behler

Fax: +1-212-974-6435

(b)          Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by facsimile, be deemed received upon confirmation.

(c)          Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

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Section 3.3           Amendment; Waiver.

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

Section 3.4           Successors and Assigns.

Except as specifically provided herein, this Agreement may not be assigned by the Company without the express prior written consent of each of the Initial Otto Stockholders, and any attempted assignment, without such consent, shall be null and void. Except as specifically provided herein, this Agreement may not be assigned by any of the Otto Stockholders without the express prior written consent of a majority of the Board not affiliated with the Otto Stockholders, and any attempted assignment, without such consent, shall be null and void; provided, however, that any Otto Stockholder (whether in such person’s or entity’s capacity as an Otto Stockholder or an Initial Otto Stockholder) or its authorized representative (e.g., executor or trustee) may assign or transfer this Agreement or any of its rights or benefits hereunder (in whole or in part) to any other Otto Stockholder without such prior written consent.

Section 3.5           Third Parties.

This Agreement does not create any rights, claims or benefits inuring to any person or entity that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 3.6           Governing Law.

This Agreement shall be governed by and construed in accordance with, the laws of the State of Maryland, without regard to the choice of law or conflict of law provisions thereof.

Section 3.7           Waiver of Trial by Jury.

EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 3.8           Specific Performance.

Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the Company (in the case of a breach by any of the Initial Otto Stockholders) or the Initial Otto Stockholders (in the case of a breach by the Company) would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the Company and the Initial Otto Stockholders, as the case may be, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

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Section 3.9           Entire Agreement.

This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 3.10         Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 3.11         Table of Contents, Headings and Captions.

The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 3.12         Counterparts.

This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).

Section 3.13         Otto Stockholder Representative.

(a)          The Initial Otto Stockholders hereby designate the Otto Stockholder Representative to act as a representative for the benefit of the Initial Otto Stockholders, as the exclusive agent and attorney-in-fact to act on behalf of each Initial Otto Stockholder, in connection with and to facilitate the matters contemplated hereby, which shall include the power and authority:

(i)          to execute and deliver any notices, documents or instruments (x) required to be delivered hereunder by the Otto Stockholder Representative (on behalf of the Initial Otto Stockholders) or (y) to designate individuals to the Board on behalf of the Initial Otto Stockholders;

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(ii)         to enforce and protect the rights and interests of the Initial Otto Stockholders arising out of or under or in any manner relating to this Agreement and each other document or instrument referred to herein, and to take any and all actions which the Otto Stockholder Representative believes are necessary or appropriate under this Agreement for and on behalf of the Initial Otto Stockholders, including asserting or pursuing or defending any claim, action, proceeding or investigation by or against any Initial Stockholder Representative; and

(iii)        to make, execute, acknowledge and deliver all such other agreements, documents, instruments or other writings, and, in general, to do any and all things and to take any and all actions that are necessary or proper or convenient in connection with or to carry out the matters contemplated by this Agreement.

(b)          The Company shall have the right to rely upon all actions taken or omitted to be taken by the Otto Stockholder Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Initial Otto Stockholders.

(c)          The Majority-in-Interest shall have the right, at any time, to remove and replace the Otto Stockholder Representative by written notice to the Company executed by the Majority-in-Interest and delivered to the Company pursuant to Section 3.2.

(d)          The grant of authority provided for herein is coupled with an interest and shall survive the death, incompetency, bankruptcy or liquidation of any Initial Otto Stockholder.

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first above written.

PARAMOUNT GROUP, INC., a Maryland corporation

By:	/s/ Albert Behler
Name: Albert Behler
Title: President and CEO

[Signatures continue on following page]

INITIAL OTTO STOCKHOLDERS:

/s/ Maren Otto
Maren Otto

INITIAL OTTO STOCKHOLDERS:

/s/ Alexander Otto
Alexander Otto

INITIAL OTTO STOCKHOLDERS:

/s/ Katharina Otto-Bernstein
Katharina Otto-Bernstein

Schedule I

Initial Otto Stockholders

Maren Otto

Alexander Otto

Katharina Otto-Bernstein

Address for Initial Otto Stockholders:

c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG

Werner-Otto-Straße 1-7

D-22179 Hamburg, Germany

Attention: Thomas Armbrust

Fax: +49-40-6461-2960